Exhibit 1

“A Commitment to Value” May 5, 2004 DALEEN TECHNOLOGIES, INC. Presentation to the Special Committee of the Board of Directors Prepared by: NEW YORK — PRINCETON — BOSTON — CHICAGO — CINCINNATI — MILWAUKEE — SAN FRANCISCO

VALUATION RESEARCH CORPORATION 230 Park Avenue, Suite 1556 New York, New York 10169 TABLE OF CONTENTS DALEEN TECHNOLOGIES, INC. I. Introduction II. Due Diligence Performed III. Company Profile A. Business Description B. Capital Structure Overview C. Litigation Summary D. Timeline of Significant Events and Developments E. Stock Price and Volume History F. Historical & Budgeted Cash Flow Analysis IV. Summary of Proposed Transactions V. Major Considerations VI. Valuation Analyses A. Valuation Methodology B. Valuation Summary C. Historical Stock Market Analysis D. Guideline Mergers and Acquisitions Summary E. Guideline Mergers and Acquisitions Method F. Guideline Company Summary G. Guideline Company Method H. Call Option Method VII. Comparable Transactions Summary VIII. Summary Observations and Conclusions Page 2 of 47

“A Commitment to Value” INTRODUCTION DALEEN TECHNOLOGIES, INC.

INTRODUCTION DALEEN TECHNOLOGIES, INC.
? Valuation Research Corporation (“VRC”) understands that Daleen Technologies, Inc. (“Daleen” or the “Company”) is considering a series of transactions (collectively, the “Transactions”) from which it will emerge as a private company under new majority ownership. ? Pursuant to an Engagement Letter dated April 3, 2004, as amended on April 14, 2004, the Special Committee of the Board of Directors of the Company has retained VRC to provide it with an opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the Company’s Common and Series F Preferred Shareholders in connection with the Transactions. ? VRC has not been involved in the structuring, documentation, or negotiation of the Transactions and has not provided any financial advisory or investment banking services to the Company related to or in connection with the Transactions other than rendering the Opinion and its review and analyses associated therewith. ? The Opinion does not address any of the relative risks or merits of the Transactions or any other business strategies or transactional alternatives which may be available to the Company nor does the Opinion address the underlying business decision of the Company to effect the Transactions. Furthermore, the Opinion does not address any legal or tax matters related to or associated with the Transactions. ? In rendering the Opinion, VRC assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or furnished to VRC or otherwise obtained by VRC or discussed with VRC by certain senior managers and other representatives and advisors of the Company. ? The Opinion expressed herein, as well as the review and analyses associated therewith, is qualified entirely by the full text of the Opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations associated with the review and analyses performed by VRC. Page 4 of 47

“A Commitment to Value” DUE DILIGENCE PERFORMED DALEEN TECHNOLOGIES, INC.

DUE DILIGENCE PERFORMED DALEEN TECHNOLOGIES, INC.
> In rendering the Opinion, VRC conducted such reviews, analyses and inquiries deemed necessary and appropriate under the circumstances, including, but not limited to, the following: ? reviewed the draft Summary of Principal Transaction Terms (the “Term Sheet”) dated May 5, 2004 ? reviewed certain publicly available information relating to the Company as well as certain financial forecasts and other information and data for the Company which was provided to VRC or otherwise obtained by VRC or discussed with VRC by certain senior managers and other representatives and advisors of the Company ? had meetings and held discussions with certain senior managers and other representatives of the Company concerning its businesses, operations, prospects, and financial condition, among other subjects ? reviewed historical prices and trading volumes for the Company’s Common Stock ? reviewed certain financial terms of the Transactions in relation to, among other things, the historical and projected financial results of the Company ? reviewed certain market, financial and other publicly available information and data relating to the businesses of other companies with operations VRC considered relevant in evaluating those of the Company ? reviewed, to the extent publicly available, the financial terms of certain other transactions that VRC considered relevant in evaluating the consideration to be received by the Company’s Shareholders in connection with the Transactions ? developed various indications of value for the Company using generally accepted valuation methodologies and procedures ? conducted such other reviews, analyses, and inquiries and reviewed and considered such other economic, industry and market information and data as VRC deemed appropriate in rendering the Opinion Page 6 of 47

“A Commitment to Value” COMPANY PROFILE DALEEN TECHNOLOGIES, INC.

BUSINESS DESCRIPTION DALEEN TECHNOLOGIES, INC.
? Founded in 1989, the Company is incorporated in Delaware with corporate headquarters located in Boca Raton, Florida; the Company has additional corporate offices and a data center located in Missouri ? The Company is a provider of billing and customer care, event management, and revenue assurance software and related professional services for convergent communications services providers and other technology solutions providers ? The Company’s RevChain product family address billing and customer care and its Asuriti product family addresses event management and revenue assurance. BillingCentral is an outsourced billing solution that incorporates both the RevChain and Asuriti family of products ? For the year ended December 31, 2003, professional services and other and license fees accounted for 91.4% and 8.6% of total revenue respectively ? For the quarter ended March 31, 2004, professional services and other and license fees accounted for 86.2% and 13.8% of total revenue respectively ? For the year ended December 31, 2003, three customers accounted for approximately 64.7% of the Company’s total revenue: Allegiance (38.7%), ETB (15.1%), and SBC (10.9%) ? For the quarter ended March 31, 2004, three customers accounted for approximately 59.0% of the Company’s total revenue: Allegiance (24.8%), ETB (23.6%), and SBC (10.6%) Page 8 of 47

CAPITAL STRUCTURE OVERVIEW DALEEN TECHNOLOGIES, INC. Operating Loan: Lender: Silicon Valley Bank (guaranteed by EXIM Bank) Term: 15 months; closed on February 24, 2004 Facility: $2,000,000 (fully drawn as of March 31, 2004) Use: Only for working capital needs associated with the ETB contract Interest: Prime + 2.0% with a minimum of 4.0% Security: First priority lien on all of the Company’s assets Covenants: Tangible net worth requirement of $4,000,000 (currently in violation and seeking amendment or waiver) Page 9 of 47

CAPITAL STRUCTURE OVERVIEW DALEEN TECHNOLOGIES, INC. Series F Preferred Stock: Market: Not publicly traded Shares: Currently 449,237 shares outstanding Warrants: Representing 109,068 Series F shares with an exercise price of $166.41 per share Book Value: Approximately $27.1 million or $60.35 per share as of March 31, 2004 Major Investors: Affiliates and/or funds controlled by Behrman Capital, HarbourVest Partners, and SAIC Ownership: 54.0% as a class on an as-if-converted basis excluding Series F Warrants as well as Common Stock and Common Stock Warrants owned by Series F Preferred holders Conversion: At any time at the option of the holder into approximately 122.4503 shares of Common Stock (subject to adjustment) Page 10 of 47

CAPITAL STRUCTURE OVERVIEW DALEEN TECHNOLOGIES, INC. Series F Preferred Stock (Continued): Voting: With Common Stock on all matters on the basis of 100 votes per share Dividends: On an as-if-converted basis when and if declared on Common Stock Liquidation: Preference of $110.94 per share or $49.8 million in aggregate Redemption (Preferential Amount): Upon a “Sale of the Company” at the Liquidation Preference (may be waived by majority vote of Series F holders) Registration: Right to demand as well as “piggyback” Page 11 of 47

CAPITAL STRUCTURE OVERVIEW DALEEN TECHNOLOGIES, INC. Common Stock: Shares: Currently 46,929,372 shares outstanding Par Value: $0.01 per share Book Value: Approximately ($18.1) million or ($0.39) per share as of March 31, 2004 Market: Trades on the Over The Counter (“OTC”) Bulletin Board under the symbol DALN Market Value: Approximately $4.6 million based on its recent closing price of $0.10 per share Dividends: Never paid cash dividends Beneficial Holders: Approximately 3,200 Float: Estimated at approximately 16.7 million shares Page 12 of 47

CAPITAL STRUCTURE OVERVIEW DALEEN TECHNOLOGIES, INC. Common Stock (Continued): Major Investors: Affiliates and/or funds controlled by Behrman Capital; HarbourVest Partners, and SAIC Ownership: 46.0% as a class assuming conversion of the Series F Preferred Stock and excluding warrants and options Page 13 of 47

LITIGATION SUMMARY DALEEN TECHNOLOGIES, INC. IPO-related litigation (Fazari) ? There is a settlement agreement awaiting court approval which, under the proposed terms, would require no cash outlays other than some legal fees, which should not be material, as insurance coverage would be adequate Abiliti-related litigation ? Proposed settlements range from $235,000 to $300,000 Data Integration Systems (DIS) ? Daleen is seeking $700,000 for non-payment; the Company believes the countersuit of $1.5 million is without merit; the complaint could be withdrawn by the Company if litigation becomes costly Kops Investment Advisors ? Complaint filed on April 6, 2004 claiming the $0.30 per share to be received by Common Shareholders under the proposed onefor- 500 reverse stock split for fractional shares on a pre-split basis is inadequate Page 14 of 47

TIMELINE OF SIGNIFICANT EVENTS AND DEVELOPMENTS DALEEN TECHNOLOGIES, INC. Date / Month Stock Price* October 1, 1999 $12.00 Daleen IPO — 4.1 million shares at $12.00 per share raising $49.2 million November 29, 1999 $53.00 Stock closes at it’s highest level of $53.00 (market cap of just over $1.0 billion) December 17, 1999 $30.56 Purchased Inlogic Software, Inc. for $64.8 million in stock March 30, 2001 $1.09 Entered into an agreement for a $27.5 million private placement with certain investors (Series F Preferred Stock) June 27, 2002 $0.15 Announced the sale of PartnerCommunity Inc. July 12, 2002 $0.12 Delisted from Nasdaq; moved to Nasdaq SmallCap October 7, 2002 $0.15 Announced the acquisition of Abiliti Solutions and a $5.0 million private placement (Series F Preferred Stock) with Behrman Capital December 20, 2002 $0.19 Closed Abiliti acquisition; closed private placement with Behrman Capital December 31, 2002 $0.11 Delisted from Nasdaq SmallCap; moved to OTC Bulletin Board April 30, 2003 $0.09 Allegiance Telecom, Daleen’s largest customer, announced that it was in default under the terms of its credit agreement with lenders Significant Developments & Events Page 15 of 47

TIMELINE OF SIGNIFICANT EVENTS AND DEVELOPMENTS DALEEN TECHNOLOGIES, INC. Date / Month Stock Price* Significant Developments & Events May 14, 2003 $0.13 Allegiance filed for Chapter 11 bankruptcy protection from its creditors June 23, 2003 $0.14 Announced a 29-month license and services agreement for RevChain with Empresa de Telecommunications de Bogota S.A. (ETB) ($7.6 million contract) January 28, 2004 $0.31 The Company filed a preliminary proxy statement in connection with a proposed one-for-500 reverse stock split February 24, 2004 $0.11 Closed a $2.0 million working capital facility with Silicon Valley Bank and guaranteed by EXIM Bank in connection with the ETB contract April 2, 2004 $0.06 Stock closed at its lowest level to date of $0.061 (market cap of $2.8 million) April 30, 2004 $0.10 Bridge loan being negotiated with Behrman Capital * Represents the closing stock price as of the subject date. Page 16 of 47

STOCK PRICE AND VOLUME HISTORY DALEEN TECHNOLOGIES, INC. Volume History 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 3,000,000 10/4/1999 4/4/2000 10/4/2000 4/4/2001 10/4/2001 4/4/2002 10/4/2002 4/4/2003 10/4/2003 4/4/2004 Stock Price History $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 $40.00 $45.00 $50.00 $55.00 $60.00 10/4/1999 4/4/2000 10/4/2000 4/4/2001 10/4/2001 4/4/2002 10/4/2002 4/4/2003 10/4/2003 4/4/2004 Page 17 of 47

HISTORICAL & BUDGETED CASH FLOW ANALYSIS DALEEN TECHNOLOGIES, INC. Actual Actual Actual Actual Actual Projected Budget Budget 2004 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 3Q04 4Q04 Total Beginning Cash $6,619,000 $6,110,000 $4,712,000 $4,180,000 $3,058,000 $2,701,659 $205,007 $64,907 $3,058,000 Ending Cash $6,110,000 $4,712,000 $4,180,000 $3,058,000 $2,701,659 $205,007 $64,907 $1,777,370 $1,777,370 Cash Burn ($509,000) ($1,398,000) ($532,000) ($1,122,000) ($356,341) ($2,496,652) ($140,100) $1,712,463 ($1,280,630) Restricted Cash $30,000 $30,000 $30,000 $561,000 $506,000 $455,000 $404,000 $353,000 $353,000 Ending Cash Less Restricted Cash $6,080,000 $4,682,000 $4,150,000 $2,497,000 $2,195,659 ($249,993) ($339,093) $1,424,370 $1,424,370 Non-operating Adjustments: Add back Legal Fees / acquisition costs (1) $0 $0 $0 $0 $150,000 $400,000 $0 $0 $550,000 Add (Subtract) ETB Loan (2) $0 $0 $0 $0 ($2,000,000) $1,100,000 $0 $0 ($900,000) Subtract public company costs (3) $0 $0 $0 $0 $0 $0 ($98,000) ($148,000) ($246,000) Pro Forma Operating Cash Flow (Burn) ($509,000) ($1,398,000) ($532,000) ($1,122,000) ($2,206,341) ($996,652) ($238,100) $1,564,463 ($1,876,630) Originally Budgeted Cash Flow (Burn) n/a n/a n/a n/a ($1,924,051) ($497,319) ($140,100) $1,712,463 ($849,007) NOTES: (1) Adding back legal fees incurred in relation to both the proposed reverse stock split and the Transactions. (2) Adjustment to reverse the effects of the ETB working capital financing in Q1 and Q2. No adjustment is required in Q3 or Q4 because the ETB loan was not in the original budget. (3) Adjustment to reflect estimated cash costs as a public company, which were excluded from the budget. ($500,000) $0 $500,000 $1,000,000 $1,500,000 $2,000,000 $2,500,000 $3,000,000 $3,500,000 $4,000,000 $4,500,000 $5,000,000 $5,500,000 $6,000,000 $6,500,000 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 3Q04 4Q04 Ending Cash Balance (Net of Restricted Cash) Page 18 of 47

“A Commitment to Value” SUMMARY OF PROPOSED TRANSACTIONS DALEEN TECHNOLOGIES, INC.

SUMMARY OF PROPOSED TRANSACTIONS DALEEN TECHNOLOGIES, INC. Investment: Designated affiliates of Quadrangle Capital Partners LP (collectively, “Quadrangle”) will invest $25.0 million in cash in a newly formed Delaware corporation (“Newco”). Funds controlled by Behrman Capital (“Behrman”) will commit to invest $5.0 million in cash in Newco; however, amounts lent to Daleen by Behrman under a bridge facility will be credited against such commitment. Quadrangle and Behrman will receive senior convertible redeemable preferred stock in Newco (the “Sr. Newco Preferred”) in consideration for their cash investment. The Newco Preferred will have a dividend of 8.0% per annum, payable in kind or in cash at Newco’s election. The Sr. Newco Preferred will also carry the right to the issuance of additional shares of Sr. Newco Preferred should Newco not attain certain specified financial targets. These payment in kind and milepost features, if exercised or triggered, may result in dilution to holders of Newco common stock (the “Newco Common”). Page 20 of 47

SUMMARY OF PROPOSED TRANSACTIONS DALEEN TECHNOLOGIES, INC. Protek Acquisition: Newco will acquire Protek Telecommunications Solutions Ltd. (“Protek”) by purchase of stock from its shareholders and conversion of outstanding options, for aggregate consideration of up to $20 million, consisting of up to $13 million in cash, $5 million in Newco Common, and a contingent earn-out consisting of $1 million in cash and $1 million of Newco Common. The purchase price will be subject to reduction in respect of closing date debt and working capital shortfalls. Page 21 of 47

SUMMARY OF PROPOSED TRANSACTIONS DALEEN TECHNOLOGIES, INC. Daleen Acquisition: An acquisition subsidiary of Newco will merge into Daleen, with Daleen shareholders receiving an aggregate of $17.2 million in cash and stock, allocated as follows: ? Daleen common stock will be valued at an aggregate of $1.8 million, or approximately $0.0384 per share. In the merger, each share of Daleen common stock will convert into the right to receive such value per share in cash. ? Daleen Series F Preferred Stock will be valued at an aggregate of $15.4 million, or approximately $34.2803 per share. ? Immediately prior to consummation of the merger, Behrman will be contractually obligated to exchange its shares of Series F Preferred Stock for $5 million in junior preferred stock of Newco (the “Jr. Newco Preferred”) plus the remaining value of its shares of Daleen Series F Preferred Stock for Newco Common. ? Other Series F holders will receive a combination of (a) a maximum of $2.8 million in cash and (b) the remaining value of their Daleen Series F Preferred in Newco Common; however, Series F holders will be permitted to elect to convert all of their Daleen Series F Preferred into Newco Common alone. Page 22 of 47

SUMMARY OF PROPOSED TRANSACTIONS DALEEN TECHNOLOGIES, INC. Quadrangle Investment $25,000,000 Enterprise Value $17,200,000 Behrman Investment / Bridge Loan $5,000,000 Less: Series F Preferred Stock ($15,400,000) Total Sources of Cash $30,000,000 Aggregate Common Equity Value $1,800,000 Common Shares Outstanding 46,929,372 Per Share Common Equity Value $0.0384 Acquisition of Protek $13,000,000 Cash to Daleen Preferred Holders $2,800,000 Cash to Daleen Common Holders $1,800,000 Fees & Expenses * $0 Newco Cash for Working Capital $12,400,000 Total Uses of Cash $30,000,000 Amount Multiple 2003 Revenue — Actual $18,152,000 0.95x * Fess and expenses will be paid out of Newco cash at closing. 2004 Revenue - Budgeted $19,287,000 0.89x SOURCES OF CASH USES OF CASH COMMON EQUITY VALUATION OF DALEEN IMPLIED ENTERPRISE VALUE MULTIPLES Page 23 of 47

“A Commitment to Value” MAJOR CONSIDERATIONS DALEEN TECHNOLOGIES, INC.

MAJOR CONSIDERATIONS DALEEN TECHNOLOGIES, INC. Business ? Small scale; approximately $19.3 million in budgeted revenue for 2004 ? High customer concentration; three largest customers (Allegiance, ETB and SBC) accounted for 59.0% of revenue in Q1 2004 ? Losing largest customer (Allegiance: $1.4 million in 2004 revenue) ? ETB contract expires at year end ($6.0 million in 2004 revenue) and future revenue is uncertain ? Missed Q1 2004 budgeted revenue target by approximately $581,000 or 12% ? Needs $6.8 million in new business in the next three quarters to achieve 2004 budgeted revenue after considering the revenue shortfall in Q1 2004 ? Opportunities for new business are limited due to financial condition; potential customers tend to focus on the Company’s financial condition which may be more important in their buying decision than the Company’s product functionality and service capabilities ? Unsettled litigation (contingent liabilities); limited monetary resources are available to satisfy any adverse judgments ? Unable to reach “critical mass” without a working capital infusion as the Company continues to generate negative net cash flow ? Lack of financial flexibility to address continuing use of cash (minimal cash balance) ? Liquidity position has shifted management’s focus away from core business Page 25 of 47

MAJOR CONSIDERATIONS DALEEN TECHNOLOGIES, INC. ? Challenging industry environment; existing and potential customers are focused on reducing costs; financial condition of certain existing and potential customers is a concern Financial ? The Company believes that it may run out of cash by the end of the second quarter if it continues as a stand-alone entity ? Book value of common equity is negative; recurring operating losses resulting in a significant accumulated deficit ? Failed to obtain a “clean” opinion from its auditors for the past three years ? Currently in violation of tangible net worth requirement for its Operating Loan (seeking amendment or waiver) ? The Company has never been net cash flow positive and there is substantial doubt regarding its ability to become net cash flow positive in the future on a stand-alone basis Series F Preferred Stock ? Series F Preferred Stock has a Liquidation Preference / Preferential Amount of $49.8 million ? It would not make economic sense for the Series F Preferred Stockholders to convert to Common Stock unless the aggregate equity value of the Company was greater than $92.4 million ? The Series F Preferred Stock has certain rights including, but not limited to, the Liquidation Preference and the Preferential Amount, that are valuable under certain circumstances (such as a “Sale of the Company” at a price less than such amount) Page 26 of 47

MAJOR CONSIDERATIONS DALEEN TECHNOLOGIES, INC. Public Status ? Stock price is down over 99.0% since IPO ? OTC trading status of Common Stock; low stock price (“penny stock”); limited liquidity; no acquisition currency to pursue aggregation strategy; no analyst coverage; limited access to capital from public markets ? Public company costs are increasing and currently represent approximately 2.5% of revenue but the Company receives few benefits from being a public company Strategic Alternatives ? Strategic options appear to be limited; VRC understands that past attempts to sell or merge the Company have been unsuccessful ? Considered a reverse stock split (typically viewed as a measure of “last resort”) ? Series F Preferred Stock may limit the Company’s strategic options (“poison pill” like features) ? If a bankruptcy were to occur Common Shareholders may realize no value for their shares Page 27 of 47

“A Commitment to Value” VALUATION ANALYSES DALEEN TECHNOLOGIES, INC.

VALUATION METHODOLOGY DALEEN TECHNOLOGIES, INC. Historical Stock Market Analysis: VRC reviewed the historical stock price history and performance of the Company. VRC determined that the absence of liquidity in the trading of the Company’s Common Stock as demonstrated by low trading volume and wide bid-ask spreads cause the historical trading prices to be inappropriate indications of value for the Company. Guideline M&A Method: The Guideline M&A Method is used to establish a range of enterprise value indications for the Company. The Guideline M&A Method is based on data obtained for certain guideline mergers and acquisitions (collectively, the “Guideline M&A”) for which publicly available information and data is available. Enterprise value multiples of revenue observed for the acquired companies in the Guideline M&A are used to establish a range of multiples for the Company after consideration of adjustments for the investment characteristics of the Company relative to those of the acquired companies in the Guideline M&A. Selection of the Guideline M&A was based on searches for acquisitions made by certain publicly traded companies since 2001 with operations comparable to those of the Company. Guideline Company Method: The Guideline Company Method is used to establish a range of enterprise value indications for the Company. The Guideline Company Method is based on publicly available information and data for certain publicly traded guideline companies (collectively, the “Guideline Companies”). Enterprise value multiples of revenue observed for the Guideline Companies are used to establish a range of multiples for the Company after consideration of adjustments for the investment characteristics of the Company relative to those of the Guideline Companies. Selection of the Guideline Companies was based on (i) a review of the Company’s major competitors as presented in certain of its public filings, (ii) a review of certain analyses involving the Company in which publicly traded companies were used for comparison purposes, and (iii) searches for publicly traded companies with operations comparable to those of the Company. Page 29 of 47

VALUATION METHODOLOGY DALEEN TECHNOLOGIES, INC. Discounted Cash Flow Method: VRC considered a discounted cash flow analysis, but ultimately choose not to employ such an analysis for purposes of the Opinion as (i) the Company did not provide VRC with cash flow projections on a stand-alone basis, and (ii) discounted cash flow analyses is most appropriate for companies that exhibit relatively steady or somewhat predictable cash flows. The Company has never been cash flow positive and management was uncertain in estimating future cash flow of the Company on a stand-alone basis. Call Option Method: The Call Option Method treats the Common Stock of the Company as an option on the value of the Company with an exercise price based on the Preferential Amount of the Series F Preferred Stock. The Common Stock only has intrinsic value if the assets of the Company exceed the Preferential Amount. This method values the equity of the Company using three call options. The first call option represents the Series F Preferred Shareholders claim on the entire equity value of the Company when the equity value is less than the Preferential Amount. The second call option represents the Common Shareholders claim on their pro rata share of the equity value of the Company when the equity value is between the Preferential Amount and the amount at which it would make economic sense for the Series F Preferred Shareholders to convert to Common Stock (the “Conversion Amount”). The Conversion Amount is equal to the Preferential Amount divided by the Preferred Shareholders’ pro rata ownership on an as-if-converted basis. The third call option represents all Shareholders pro rata share of the equity value of the Company once the equity value exceeds the Conversion Amount. VRC utilized the Black-Scholes option pricing model and performed a sensitivity analysis on certain key inputs to derive a range of per share common equity values for the Company under the Call Option Method. Page 30 of 47

VALUATION SUMMARY DALEEN TECHNOLOGIES, INC. Low High Guideline M&A Method $9,076,000 $28,930,500 Guideline Company Method $10,891,200 $22,180,050 Enterprise Value Range — Operating $9,076,000 $28,930,500 SERIES F PREFERRED STOCK VALUED AT ITS: Low High Low High Enterprise Value — Operating $9,076,000 $28,930,500 $9,076,000 $28,930,500 Add: Cash & Cash Equivalents $2,701,659 $2,701,659 $2,701,659 $2,701,659 Enterprise Value — Total $11,777,659 $31,632,159 $11,777,659 $31,632,159 Less: Operating Loan ($2,000,000) ($2,000,000) ($2,000,000) ($2,000,000) Less: Long-Term Incentive Compensation Plan (3) $0 ($1,744,824) $0 ($1,744,824) Aggregate Equity Value $9,777,659 $27,887,335 $9,777,659 $27,887,335 Less: Series F Preferred Stock ($49,838,353) ($49,838,353) ($5,276,327) ($15,048,869) Aggregate Common Equity Value $0 $0 $4,501,332 $12,838,466 Common Shares Outstanding 46,929,372 46,929,372 46,929,372 46,929,372 Per Share Common Equity Value $0.00 $0.00 $0.10 $0.27 Call Option Method* $0.01 $0.11 * The low value under the Call Option Method is rounded up to $0.01. PLEASE REFER TO THE NOTES ON THE FOLLOWING PAGE PREFERENTIAL AMOUNT (1) AS-IF-CONVERTED OWNERSHIP % (2) Page 31 of 47

VALUATION SUMMARY DALEEN TECHNOLOGIES, INC. 1) Values the Series F Preferred Stock at its Preferential Amount, which is equal to its Liquidation Preference. We note that the Series F Preferred Shareholders are entitled to receive the Preferential Amount upon a “Sale of the Company.” Upon a “Sale of the Company,” if the aggregate equity value of the Company realized is less than the Preferential Amount then the Series F Preferred Shareholders are entitled to receive the entire equity value realized for the Company. 2) Values the Series F Preferred Stock based on its as-if-converted to Common Stock ownership percentage of approximately 54.0% (excluding Series F Preferred Stock Warrants as well as Common Stock and Common Stock Warrants held by Series F Preferred Shareholders). It would not make economic sense for the Series F Preferred Shareholders to convert to Common Stock unless their pro rata ownership percentage on an as if converted basis (54.0%) multiplied by the aggregate equity value of the Company exceeded the Preferential Amount (i.e. the aggregate equity value of the Company would have to be greater than $92.4 million in order for it to make economic sense for the Series F Preferred Shareholders to convert to Common Stock). 3) Represents 15.0% of the total enterprise value in excess of $20.0 million per the terms of the Company’s Long Term Incentive Compensation Plan. Such an amount would be realized before any distributions to Series F Preferred and Common Shareholders. Page 32 of 47

HISTORICAL STOCK MARKET ANALYSIS DALEEN TECHNOLOGIES, INC. Period Price Volume % of Float April 30, 2004 $0.1000 27,793 0.17% 10 Day Average $0.1045 87,283 0.52% 30 Day Average $0.0923 69,767 0.42% 60 Day Average $0.0949 91,302 0.55% 52 Week Low $0.0600 0 0.00% 52 Week High $0.4000 2,953,216 17.68% Notes: -Float is estimated at approximately 16.7 million shares. -52 week high and low reflect intraday prices. -52 week high volume was on January 29, 2004, the day after the announcement of the reverse stock split, on which the stock declined by $0.19 or 61.3%. Page 33 of 47

HISTORICAL STOCK MARKET ANALYSIS
DALEEN TECHNOLOGIES, INC.

Valuation Research

	Transactions	52W Low 04/05/04	Recent 04/30/04	52W High 11/11/03
Stock Price	$0.0384	$0.06	$0.10	$0.40
Common Shares Outstanding	46,929,372	46,929,372	46,929,372	46,929,372
Market Capitalization	$1,800,000	$2,815,762	$4,692,937	$18,771,749
Add: Preferred Stock	$15,400,000	$3,300,553	$5,500,922	$22,003,688
Add: Revolver	NA	$2,000,000	$2,000,000	$2,000,000
Less: Cash & Cash Equivalents	NA	($2,701,659)	($2,701,659)	($2,701,659)
Enterprise Value	$17,200,000	$5,414,656	$9,492,200	$40,073,778
2003 Revenue - Actual	$18,152,000	$18,152,000	$18,152,000	$18,152,000
2004 Revenue - Budgeted	$19,287,000	$19,287,000	$19,287,000	$19,287,000
Enterprise Value / Revenue				
2003 Revenue - Actual	0.95x	0.30x	0.52x	2.21x
2004 Revenue - Budgeted	0.89x	0.28x	0.49x	2.08x
Market Capitalization / Revenue				
2003 Revenue - Actual	0.10x	0.16x	0.26x	1.03x
2004 Revenue - Budgeted	0.09x	0.15x	0.24x	0.97x

Notes:

-Except for its value established in connection with the Transactions, the Series F Preferred Stock is valued on an as-if-converted to Common Stock basis using the stock price and the number of Common Shares each Series F Preferred Share is convertible into.

Page 34 of 47

GUIDELINE MERGERS AND ACQUISITIONS SUMMARY
DALEEN TECHNOLOGIES, INC.

Valuation Research

(Amounts in Millions of USD)

Announce Date	Close Date	Buyer / Seller / Unit	Enterprise Value (EV)	Method Of Payment	LTM Revenue	CFY Revenue	EV / LTM Revenue	EV / CFY Revenue
04/13/04	Pending	At Road Inc (ARDI) MDSI Mobile Data Solutions (MDSI)	$72.4	Combo	$47.4	$48.1	1.53x	1.50x
3/10/04	Pending	Cgi Group Inc (GIB) American Management Systems (AMSY)	$795.7	Cash	$961.6	na	0.83x	na
01/28/04	02/13/04	ACE*COMM Corp (ACEC) Mamma.com (MAMA) / Intasys Billing Technologies (IBT)	$1.5	Cash	na	$5.5	na	0.27x
12/12/03	12/31/03	Convergys Corp (CVG) ALLTEL Corp (AT) / Billing & Customer Care Business	$37.0	Cash	na	$37.0	na	1.00x
11/12/02	3/13/03	Rocket Software TCSI Corp (TCSI)	$10.7	Cash	$7.7	na	1.39x	na
11/08/02	12/30/02	NE Technologies Inc DSET Corp (DSET)	$1.5	Cash	$6.0	na	0.26x	na
9/30/02	9/30/02	CSG Systems Intl., Inc. (CSGS) International Business Machines Corp. (IBM) / ICMS Customer Care & Billing Solutions *	$10.8	Cash	$12.0	na	0.90x	na
7/15/02	7/15/02	Convergys Corp (CVG) iBasis Inc (IBAS) / iBasis Speech Solutions	$19.5	Cash	$16.3	na	1.20x	na
1/22/02	2/1/02	Metasolv Inc (MSLV) Nortel Networks Inc (NT) / Service Commerce Division	$35.6	Cash	$65.8	na	0.54x	na
12/22/01	02/28/02	CSG Systems Intl Inc (CSGS) Lucent Technologies Inc / Billing & Customer Care Operations	$263.0	Cash	$223.0	na	1.18x	na
Minimum			$1.5		$6.0	$5.5	0.54x	1.00x
Maximum			$795.7		$961.6	$48.1	1.53x	1.50x
Mean			$124.8		$167.5	$30.2	1.08x	1.25x
Median			$27.5		$31.8	$37.0	1.18x	1.25x

NOTES:
LTM means latest twelve months; CFY means current fiscal year
Shaded revenue multiples are excluded from the range.
*LTM sales are estimated by VRC.

SOURCE: Bloomberg, FactSet, SEC Filings, and Company Reports

Page 35 of 47

GUIDELINE MERGERS AND ACQUISITIONS METHOD
DALEEN TECHNOLOGIES, INC.
Valuation Research

DERIVATION OF ENTERPRISE VALUE

	Amount		REVENUE MULTIPLE RANGE (1) Low	High		ENTERPRISE VALUE RANGE Low	High
2003 Revenue - Actual	$18,152,000	x	0.50x	1.50x	=	$9,076,000	$27,228,000
2004 Revenue - Budgeted	$19,287,000	x	0.50x	1.50x	=	$9,643,500	$28,930,500
Enterprise Value - Operating						$9,076,000	$28,930,500
Implied Multiple of 2003 Revenue - Actual						0.50x	1.59x
Implied Multiple of 2004 Revenue - Budgeted						0.47x	1.50x

DERIVATION OF PER SHARE COMMON EQUITY VALUE

SERIES F PREFERRED STOCK VALUED AT ITS:	PREFERENTIAL AMOUNT (2) Low	High	AS-IF-CONVERTED OWNERSHIP % (3) Low	High
Enterprise Value - Operating	$9,076,000	$28,930,500	$9,076,000	$28,930,500
Add: Cash & Cash Equivalents	$2,701,659	$2,701,659	$2,701,659	$2,701,659
Enterprise Value - Total	$11,777,659	$31,632,159	$11,777,659	$31,632,159
Less: Operating Loan	($2,000,000)	($2,000,000)	($2,000,000)	($2,000,000)
Less: Long-Term Incentive Compensation Plan (4)	$0	($1,744,824)	$0	($1,744,824)
Aggregate Equity Value	$9,777,659	$27,887,335	$9,777,659	$27,887,335
Less: Series F Preferred Stock	($49,838,353)	($49,838,353)	($5,276,327)	($15,048,869)
Aggregate Common Equity Value	$0	$0	$4,501,332	$12,838,466
Common Shares Outstanding	46,929,372	46,929,372	46,929,372	46,929,372
Per Share Common Equity Value	$0.00	$0.00	$0.10	$0.27

PLEASE REFER TO THE NOTES ON THE FOLLOWING PAGE

Page 36 of 47

GUIDELINE MERGERS AND ACQUISITIONS METHOD DALEEN TECHNOLOGIES, INC. 1.) The range of multiples is based on the entire range of multiples observed for the acquired companies in the Guideline M&A. 2.) Values the Series F Preferred Stock at its Preferential Amount, which is equal to its Liquidation Preference. We note that the Series F Preferred Shareholders are entitled to receive the Preferential Amount upon a “Sale of the Company.” Upon a “Sale of the Company,” if the aggregate equity value of the Company realized is less than the Preferential Amount then the Series F Preferred Shareholders are entitled to receive the entire equity value realized for the Company. 3.) Values the Series F Preferred Stock based on its as-if-converted to Common Stock ownership percentage of approximately 54.0% (excluding Series F Preferred Stock Warrants as well as Common Stock and Common Stock Warrants held by Series F Preferred Shareholders). It would not make economic sense for the Series F Preferred Shareholders to convert to Common Stock unless their pro rata ownership percentage on an as if converted basis (54.0%) multiplied by the aggregate equity value of the Company exceeded the Preferential Amount (i.e. the aggregate equity value of the Company would have to be greater than $92.4 million in order for it to make economic sense for the Series F Preferred Shareholders to convert to Common Stock). 4.) Represents 15.0% of the total enterprise value in excess of $20.0 million per the terms of the Company’s Long Term Incentive Compensation Plan. Such an amount would be realized before any distributions to Series F Preferred and Common Shareholders. Page 37 of 47

GUIDELINE COMPANY SUMMARY DALEEN TECHNOLOGIES, INC. (Amounts in Millions, Except Per Share Amounts) Recent Closing Equity Enterprise LFY CFY Price Value Value LTM CFY CCY Sales Sales EV / LTM EV / CFY EV / CCY Ticker Company Name 04/30/04 (Mkt. Value) (Mkt. Value) Sales Sales Sales Growth Growth Sales Sales Sales Guideline Companies with Analyst Coverage: DOX Amdocs Ltd $26.55 $5,736.3 $5,006.3 $1,660.0 $1,778.8 $1,819.3 -8.1% 19.9% 3.02x 2.81x 2.75x CMVT Comverse Technology Inc $16.36 $3,071.7 $1,582.0 $765.9 $871.0 $962.0 4.1% 13.7% 2.07x 1.82x 1.64x CVG Convergys Corp $14.52 $2,079.3 $2,150.5 $2,302.3 $2,409.5 $2,409.5 0.1% 5.3% 0.93x 0.89x 0.89x ADCT Adc Telecommunications Inc $2.50 $2,019.3 $1,677.2 $747.1 $713.7 $723.8 -26.2% -7.7% 2.24x 2.35x 2.32x CSGS Csg Systems Intl Inc $16.79 $902.9 $996.1 $547.7 $523.8 $523.8 -8.5% -6.3% 1.82x 1.90x 1.90x MUSEE Micromuse Inc $6.71 $524.3 $401.8 $125.4 $157.2 $163.7 -9.8% 25.3% 3.20x 2.56x 2.45x INTI Inet Technologies Inc $9.94 $386.9 $214.7 $106.0 $116.1 $116.1 1.9% 11.8% 2.03x 1.85x 1.85x PRSF Portal Software Inc $5.43 $228.3 $144.4 $126.8 $139.4 $160.1 4.7% 10.0% 1.14x 1.04x 0.90x CCRD Concord Communications Inc $12.25 $222.0 $143.9 $103.8 $109.1 $109.1 10.9% 4.9% 1.39x 1.32x 1.32x BCGI Boston Communications Group $10.85 $198.0 $127.5 $108.3 $112.6 $112.6 45.6% 9.1% 1.18x 1.13x 1.13x LTBG Lightbridge Inc $6.36 $170.7 $121.4 $121.2 $129.3 $129.3 -10.1% 7.8% 1.00x 0.94x 0.94x TMNG Management Network Group Inc $2.99 $102.8 $53.5 $23.5 $31.5 $31.5 -32.1% 34.1% 2.28x 1.70x 1.70x MSLV Metasolv Inc $2.95 $113.8 $77.1 $77.9 $79.2 $79.2 -12.8% -0.4% 0.99x 0.97x 0.97x VNWK Visual Networks Inc $3.14 $104.0 $95.7 $41.8 $51.0 $51.0 -36.3% 30.2% 2.29x 1.88x 1.88x EVOL Evolving Systems Inc $4.01 $63.3 $45.4 $28.0 $27.9 $27.9 21.8% -0.4% 1.62x 1.63x 1.63x TTIL Tti Team Telecom Intl Ltd $5.30 $62.9 $28.9 $45.9 $49.3 $49.3 -21.4% 7.5% 0.63x 0.59x 0.59x ECTX Ectel Ltd $3.43 $61.7 $31.7 $28.9 $50.9 $50.9 -45.0% 76.5% 1.10x 0.62x 0.62x Minimum $2.50 $61.7 $28.9 $23.5 $27.9 $27.9 -45.0% -7.7% 0.63x 0.59x Maximum $26.55 $5,736.3 $5,006.3 $2,302.3 $2,409.5 $2,409.5 45.6% 76.5% 3.20x 2.81x Mean $8.83 $944.0 $758.7 $409.4 $432.4 $442.3 -7.1% 14.2% 1.70x 1.53x Median $6.36 $222.0 $143.9 $108.3 $116.1 $116.1 -8.5% 9.1% 1.62x 1.63x Recent Closing Equity Enterprise LFY CFY Price Value Value LTM CFY CCY Sales Sales EV / LTM EV / CFY EV / CCY Ticker Company Name 04/30/04 (Mkt. Value) (Mkt. Value) Sales Sales Sales Growth Growth Sales Sales Sales Guideline Companies without Analyst Coverage: MNDO Mind Cti Ltd $4.50 $92.5 $86.6 $14.1 $17.3 $17.3 29.3% 33.7% 6.13x 5.01x 5.01x ACEC Ace Comm Corp $2.23 $30.6 $24.9 $10.5 na na -23.8% na 2.37x na na VERA Veramark Technologies Inc $2.00 $17.1 $15.5 $11.5 na na 2.9% na 1.35x na na MTSL Mer Telemgmt Solutions Ltd $3.45 $16.0 $5.6 $9.2 na na -5.7% na 0.61x na na ATEA Astea International Inc $3.75 $11.0 $7.2 $12.8 na na -23.6% na 0.56x na na CTIG Cti Group Holdings Inc $0.35 $10.3 $3.2 $13.1 na na 11.2% na 0.24x na na PSOL Primal Solutions Inc $0.38 $8.0 $8.6 $6.5 na na 6.3% na 1.33x na na DIRI Direct Insite Corp $0.85 $3.4 $5.5 $7.4 na na 0.3% na 0.74x na na Minimum $0.35 $3.4 $3.2 $6.5 -23.8% 0.24x Maximum $4.50 $92.5 $86.6 $14.1 29.3% 6.13x Mean $2.19 $23.6 $19.6 $10.7 -0.4% 1.67x Median $2.12 $13.5 $7.9 $11.0 1.6% 1.04x Overall Sample: Minimum $0.35 $3.4 $3.2 $6.5 $17.3 $17.3 -45.0% -7.7% 0.24x 0.59x Maximum $26.55 $5,736.3 $5,006.3 $2,302.3 $2,409.5 $2,409.5 45.6% 76.5% 6.13x 5.01x Mean $6.70 $649.5 $522.2 $281.8 $409.3 $418.7 -5.0% 15.3% 1.69x 1.72x Median $4.01 $104.0 $86.6 $45.9 $114.3 $114.3 -5.7% 9.5% 1.35x 1.66x DALN Daleen Technologies Inc $0.10 $4.6 $9.4 $18.3 $19.3 $19.3 -0.5% 6.3% 0.51x 0.49x NOTES: LFY means latest fiscal year; LTM means latest twelve months; CFY means current fiscal year; CCY means current calendar year MNDO — One analyst iniated coverage on 4/19/04. VRC has not reclassified this company as its sales multipe appears to be an outlier as thus would be excluded from the range. MNDO is the only company in the entire sample that pays a dividend. DALN — Series F Preferred Stock is valued at is Common Stock equivalent value based on the stock price and number of Common Shares each Series F Preferred Share is convertible into; LFY sales growth is pro forma for the acquisition of Abiliti; GAAP sales were $6.6 million. SOURCE: Bloomberg, FactSet, SEC Filings, and Company Reports Page 38 of 47

GUIDELINE COMPANY METHOD
DALEEN TECHNOLOGIES, INC.

Valuation Research

DERIVATION OF ENTERPRISE VALUE

	Amount		Revenue Multiple Range (1) Low	Revenue Multiple Range (1) High		Enterprise Value Range Low	Enterprise Value Range High
2003 Revenue - Actual	$18,152,000	x	0.60x	1.15x	=	$10,891,200	$20,874,800
2004 Revenue - Budgeted	$19,287,000	x	0.60x	1.15x	=	$11,572,200	$22,180,050
Enterprise Value - Operating						$10,891,200	$22,180,050
Implied Multiple of 2003 Revenue - Actual						0.60x	1.22x
Implied Multiple of 2004 Revenue - Budgeted						0.56x	1.15x

DERIVATION OF PER SHARE COMMON EQUITY VALUE

SERIES F PREFERRED STOCK VALUED AT ITS:	Preferential Amount (2) Low	Preferential Amount (2) High	As-If-Converted Ownership % (3) Low	As-If-Converted Ownership % (3) High
Enterprise Value - Operating	$10,891,200	$22,180,050	$10,891,200	$22,180,050
Add: Cash & Cash Equivalents	$2,701,659	$2,701,659	$2,701,659	$2,701,659
Enterprise Value - Total	$13,592,859	$24,881,709	$13,592,859	$24,881,709
Less: Operating Loan	($2,000,000)	($2,000,000)	($2,000,000)	($2,000,000)
Less: Capitalized Lease Obligations	$0	$0	$0	$0
Less: Long-Term Incentive Compensation Plan (4)	$0	($732,256)	$0	($732,256)
Aggregate Equity Value	$11,592,859	$22,149,453	$11,592,859	$22,149,453
Less: Series F Preferred Stock	($49,838,353)	($49,838,353)	($6,255,866)	($11,952,530)
Aggregate Common Equity Value	$0	$0	$5,336,993	$10,196,922
Common Shares Outstanding	46,929,372	46,929,372	46,929,372	46,929,372
Per Share Common Equity Value	$0.00	$0.00	$0.11	$0.22

PLEASE REFER TO THE NOTES ON THE FOLLOWING PAGE

Page 39 of 47

GUIDELINE COMPANY METHOD DALEEN TECHNOLOGIES, INC. 1.) The low multiple is based on the low multiple observed for the Guideline Companies with analyst coverage. The high multiple is based on a 30.0% discount to the median multiple observed for the Guideline Companies with analyst coverage. In general, VRC considers the investment characteristics of the Company to be significantly inferior to those of the Guideline Companies and therefore considers a discounted median multiple to be the upper end of the range of multiples applicable to the Company. In selecting the range of multiples for the Company, VRC considered all of the Major Considerations previously outlined herein, among other factors. 2.) Values the Series F Preferred Stock at its Preferential Amount, which is equal to its Liquidation Preference. We note that the Series F Preferred Shareholders are entitled to receive the Preferential Amount upon a “Sale of the Company.” Upon a “Sale of the Company,” if the aggregate equity value of the Company realized is less than the Preferential Amount then the Series F Preferred Shareholders are entitled to receive the entire equity value realized for the Company. 3.) Values the Series F Preferred Stock based on its as-if-converted to Common Stock ownership percentage of approximately 54.0% (excluding Series F Preferred Stock Warrants as well as Common Stock and Common Stock Warrants held by Series F Preferred Shareholders). It would not make economic sense for the Series F Preferred Shareholders to convert to Common Stock unless their pro rata ownership percentage on an as if converted basis (54.0%) multiplied by the aggregate equity value of the Company exceeded the Preferential Amount (i.e. the aggregate equity value of the Company would have to be greater than $92.4 million in order for it to make economic sense for the Series F Preferred Shareholders to convert to Common Stock). 4.) Represents 15.0% of the total enterprise value in excess of $20.0 million per the terms of the Company’s LTICP. Such an amount would be realized before any distributions to Series F Preferred and Common Shareholders. Page 40 of 47

CALL OPTION METHOD
DALEEN TECHNOLOGIES, INC.

Valuation Research

Model Assumptions:

Call Option One - Preferred	
Enterprise Value (1)	$19,003,250
Preferential Amount(2)	$0
Dividend Yield	0.0%
Riskless Rate (3)	2.8%
Volatility (4)	60.0%
Time to Exit Event (yrs.) (5)	3.0

Call Option Two - Common	
Enterprise Value (1)	$19,003,250
Preferential Amount(2)	$49,838,353
Dividend Yield	0.0%
Riskless Rate (3)	2.8%
Volatility (4)	60.0%
Time to Exit Event (yrs.) (5)	3.0

Call Option Three - Pro Rata	
Enterprise Value (1)	$19,003,250
Conversion Amount (6)	$92,356,364
Dividend Yield	0.0%
Riskless Rate (3)	2.8%
Volatility (4)	60.0%
Time to Exit Event (yrs.) (5)	3.0

Inv. Hor. - Representative Range	
Low	1.0
High	5.0

Implied Volatility - Call Options:	
DOX	48%
CMVT	45%
CVG	46%
ADCT	74%
CSGS	50%
MUSEE	75%
CCRD	59%
BCGI	75%
LTBG	115%
Maximum	75%
Minimum	45%
Average	59%
Median	55%

Volatility - Representative Range	
Low	40.0%
High	80.0%

Valuation (7):	*Base*	*Low*	*High*
Value of Call Option One	$19,003,250	$19,003,250	$19,003,250
Value of Call Option Two	$3,128,335	$38,813	$8,890,231
Value of Call Option Three	$1,271,004	$193	$6,596,171
Preferred Ownership %	53.96%	53.96%	53.96%
Common Ownership %	46.04%	46.04%	46.04%
Series F Preferred Stock:			
Value of Option One	$19,003,250	$19,003,250	$19,003,250
Less: Value of Option Two	($3,128,335)	($38,813)	($8,890,231)
Plus: Value of Option Three * Preferred Pro Rata	$685,873	$104	$3,559,498
Value of Preferred	$16,560,788	$18,964,542	$13,672,517
Common Stock:			
Value of Option Two	$3,128,335	$38,813	$8,890,231
Less: Value of Option Three * Preferred Pro Rata	($685,873)	($104)	($3,559,498)
Value of Common	$2,442,462	$38,708	$5,330,733
Dollar Amounts:			
Value of Preferred	$16,560,788	$18,964,542	$13,672,517
Value of Common	$2,442,462	$38,708	$5,330,733
Value of Total Equity	$19,003,250	$19,003,250	$19,003,250
Per Share Amounts:			
Value of Preferred	$36.86	$42.22	$30.43
Value of Common	$0.0520	$0.0008	$0.1136
Percentage Allocations:			
Preferred	87.15%	99.80%	71.95%
Common	12.85%	0.20%	28.05%
Total Equity	100.00%	100.00%	100.00%

Page 41 of 47

CALL OPTION METHOD DALEEN TECHNOLOGIES, INC. 1.) Enterprise Value: Represents the midpoint of the range of enterprise values determined for the Company under the Guideline M&A and Guideline Company Methods. 2.) Preferential Amount: Represents the aggregate Liquidation Preference of the Series F Preferred Stock in which the Series F Preferred Shareholders are entitled to receive upon a “Sale of the Company.” 3.) Riskless Rate: Represents the approximate yield on 3-year treasury bonds. 4.) Enterprise Value Volatility: Represents the approximate median implied volatility observed for those Guideline Companies that have publicly traded call options. VRC considers the implied volatility of publicly traded call options for companies whose operations are comparable to those of the Company to be the best indication of expected volatility. VRC performed a sensitivity analysis on the value of the call options using a range of volatilities. 5.) Time to Exit Event: Represents the assumed investment horizon. VRC performed a sensitivity analysis on the value of the call options using a range of investment horizons. 6.) It would not make economic sense for the Series F Preferred Shareholders to convert to Common Stock unless their pro rata ownership percentage on an as if converted basis (54.0%) multiplied by the aggregate equity value of the Company exceeded the Preferential Amount (i.e. the aggregate equity value of the Company would have to be greater than $92.4 million in order for it to make economic sense for the Series F Preferred Shareholders to convert to Common Stock). 7.) This analysis implicitly assumes that the estimated enterprise value for the Company approximates its asset value (i.e. the Company has zero net working capital) and that the Company has no debt and no obligations under the Company’s LTICP (i.e. the Company is 100% equity financed with no LTICP). The assumption of no debt is reasonable as the Company’s cash balance currently exceeds the outstanding balance on its revolving credit facility. Given the aforementioned assumptions, enterprise value is synonymous with assets value and equity value. Page 42 of 47

“A Commitment to Value” COMPARABLE TRANSACTIONS SUMMARY DALEEN TECHNOLOGIES, INC.

COMPARABLE TRANSACTIONS SUMMARY DALEEN TECHNOLOGIES, INC. NTL Europe, Inc. (1/27/04) - Effected a 1-for-50,000 reverse stock split with fractional shares purchased at $0.01 for the purpose of going private (approximately $140 in the aggregate was paid to common shareholders) - NTL’s asset value was estimated at $50 million — $90 million, the liquidity preference of preferred was $360 million Silicon Metrics / Magma (10/17/03) - Magma acquired Silicon Metrics for $18 million, which was paid to various classes of preferred based on a ratio of their liquidation preference to the total liquidation preference - Common holders received none of the initial consideration but were entitled to an earn-out of up to $14 million - The liquidity preference on the preferred was $27.6 million Viewlocity / Viesta (9/27/03) - Viewlocity was acquired by Viesta Corp. for nominal consideration of $1,000 (one thousand) - Viewlocity had $10.1 million in debt which was restructured to $5.9 million. The liquidity preference of its preferred was $27.8 million - Velocity’s preferred holders received $980 (92%) and the common received $20 (8%), as there was believed to be no economic value to the equity Samsonite (5/1/03) - Recapitalized with an infusion of $106 million through the sale on new convertible preferred stock - Samsonite had debt of $434.6 million and a liquidity preference of $333.4 million on its preferred - Under the terms of the recapitalization, existing preferred holders received $140 million (94.6%) and existing common holders received $8 million (5.4%) Page 44 of 47

COMPARABLE TRANSACTIONS SUMMARY DALEEN TECHNOLOGIES, INC. Electronic Retailing Systems (7/01) - Completed a merger transaction in which controlling shareholders took the company private - Outstanding common (21,345,383 shares) received $0.26 per share, valuing the common class at $5.5 million - Only the unaffiliated shareholders received cash (approximately $2.2 million) - The company had debt of approximately $12.4 million, of which $5.6 million was short term, and redeemable preferred with a liquidity preference of approximately $4 million - The preferred was rolled into the new entity with its terms unchanged Pameco Corporation (3/29/01) - Completed a merger transaction in which controlling shareholders took the company private - Outstanding common (3,100,178 shares) were converted into the right to receive $0.45 per share, valuing the common class at $1,395,080 in aggregate - The company had debt of approximately $95 million and preferred stock with an aggregate liquidation preference of $60 million - The preferred was rolled into the new entity with its terms unchanged Page 45 of 47

“A Commitment to Value” SUMMARY OBSERVATIONS AND CONCLUSIONS DALEEN TECHNOLOGIES, INC.

SUMMARY OBSERVATIONS AND CONCLUSIONS DALEEN TECHNOLOGIES, INC. ? None of the enterprise value indications observed for the Company exceeded the Preferential Amount of the Series F Preferred Stock ? An enterprise value for the Company of $17.2 million (as implied in connection with the Transactions) is within the range of enterprise values observed for the Company under the Guideline Company and Guideline M&A Methods ? Based on the range of enterprise value indications observed for the Company, the Company’s Common Stock may only have nominal or speculative value (i.e. “option” value) when considering the Preferential Amount of the Series F Preferred Stock ? Subject to the qualifications, assumptions, and limitations set forth in the full text of the Opinion, the consideration to be received by the Company’s Common and Series F Preferred Shareholders in connection with the Transactions is fair to such shareholders from a financial point of view Page 47 of 47